UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 25, 2003

GALEY & LORD, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-20080	56-1593207
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

980 Avenue of the Americas, New York, NY 10008

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (212) 465-3000

ITEM 5.	OTHER EVENTS

On February 19, 2002, (the “Filing Date”) Galey & Lord, Inc. (the “Company”) and each of its domestic subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions under Chapter 11 of Title 11, United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (Case Nos. 02-40445 through 02-40456 (ALG)). The Company and such subsidiaries remain in possession of their assets and properties and continue to operate their businesses and manage their properties as debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code. On February 19, 2002, the Company and such subsidiaries filed a motion seeking to enter into a credit facility of up to $100 million in debtor-in-possession (“DIP”) financing with First Union National Bank (the “Agent”) and Wachovia Securities, Inc. On February 21, 2002, the Bankruptcy Court entered an interim order approving the facility and authorizing immediate access to $30 million. On March 19, 2002, the Bankruptcy Court entered a final order approving the entire $100 million DIP financing.

As permitted under the terms of the final DIP financing agreement (the “DIP Agreement”), the Company previously exercised its right to permanently reduce the Total Commitment (as defined in the DIP Agreement) under the DIP Agreement from $100 million to $75 million, effective September 24, 2002.

As permitted under the terms of the DIP Agreement, the Company has further exercised its right to permanently reduce the Total Commitment under the DIP Agreement from $75 million to $50 million, effective as of July 25, 2003. At July 25, 2003, the Company had no outstanding borrowings under the DIP Agreement (except for outstanding standby letters of credit of approximately $7.5 million) and the Company had domestic cash on hand of approximately $7.3 million.

ITEM 7.	FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c) Exhibits: None

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GALEY & LORD, INC.

By:	/s/ LEONARD F. FERRO
Leonard F. Ferro
Vice President

Date: July 31, 2003